ALLEGION REPORTS FIRST-QUARTER 2020 FINANCIAL RESULTS

•First-quarter 2020 net earnings per share (EPS) of $0.00, compared with 2019 EPS of $0.84; Adjusted 2020 EPS of $1.04, up 18.2 percent compared with 2019 adjusted EPS of $0.88
•First-quarter 2020 revenues of $674.7 million, up 3 percent compared to 2019, up 4.3 percent on an organic basis
•First-quarter 2020 operating margin of 4.3 percent, compared with 2019 operating margin of 16.5 percent; Adjusted operating margin of 19 percent, increased 190 basis points compared with 2019 adjusted operating margin of 17.1 percent
•Previously withdrew 2020 outlook; Company will provide update when visibility in the global markets returns to more predictable levels

DUBLIN (April 23, 2020) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, today reported first-quarter 2020 net revenues of $674.7 million and net income of $0.4 million, or $0.00 per share. Excluding charges related to restructuring and acquisitions, as well as goodwill and indefinite-lived trade name impairments, adjusted net earnings were $97.4 million, or $1.04 per share, up 18.2 percent when compared with first-quarter 2019 adjusted EPS of $0.88. Reported net earnings for first-quarter 2020 include $96.3 million ($1.01 per share) in non-cash charges related to goodwill and indefinite-lived trade name impairments for our non-U.S. operations, predominantly related to COVID-19 and expected future impacts.

“Leading into the COVID-19 pandemic, the business, particularly in the Americas, was performing very well,” said David D. Petratis, Allegion chairman, president and CEO. “The organic growth and adjusted margin expansion we experienced in the first quarter reflect Allegion’s solid underlying fundamentals, which include the strength and adaptability of our supply chain and our legacy brands. Those fundamentals will serve us well as the global pandemic subsides.”

First-quarter 2020 net revenues increased 3 percent when compared to the prior-year period (up 4.3 percent on an organic basis). Organic growth was led by the Americas region, at 8.2 percent, offset by weakness in EMEIA and Asia Pacific, which experienced general weakness in end markets as well as initial impacts from COVID-19. Reported revenues reflect solid pricing and good Americas volume that more than offset impacts from weaker markets in the other regions, foreign currency and divestitures.

First-quarter 2020 operating income was $28.9 million, a decrease of $79.1 million or 73.2 percent compared to 2019. The decrease is related to the $96.3 million in charges from goodwill and indefinite-lived trade name impairments. Adjusted operating income in first-quarter 2020 was $128.2 million, representing an increase of $16.1 million or 14.4 percent compared to 2019.

First-quarter 2020 operating margin was 4.3 percent, compared with 16.5 percent in 2019. The adjusted operating margin in first-quarter 2020 was 19 percent, compared with 17.1 percent in 2019. The 190-basis-point increase in adjusted operating margin is driven primarily by strong volume leverage in the Americas, as well as price and productivity exceeding inflation.

The Americas segment revenues increased 7.7 percent (up 8.2 percent on an organic basis). The revenue growth was driven by solid pricing and strong volume. Both the non-residential and residential businesses saw high-single digit growth in the quarter. The Americas also experienced electronics growth of 12 percent in the quarter.

The EMEIA segment revenues were down 9.1 percent (down 6.2 percent on an organic basis), reflecting softer end markets across the region, COVID-19 impacts experienced late in the quarter, effects from the Turkey divestiture last year and unfavorable foreign currency.

The Asia-Pacific segment revenues decreased 11.1 percent (down 4.9 percent on an organic basis). The revenue decline in the quarter was driven by continued weakness in Australian end markets and COVID-19 impacts, as well as unfavorable currency effects.

Restructuring
On April 10, 2020, the company announced that it expects to record restructuring charges of $30 to $35 million in total, of which $20 to $25 million are expected to be incurred during 2020 with the remainder to be incurred during

2021. These initiatives will be implemented across several businesses and functions outside the United States and are intended to optimize and simplify the company’s non-U.S. operations and cost structure.

Additional Items
Interest expense for first-quarter 2020 was $12.9 million, down from $13.7 million for first-quarter 2019.

Other expense net for first-quarter 2020 was $4 million, compared to other income net of $1.1 million in the same period of 2019.

The company’s effective tax rate for first-quarter 2020 was 95.8 percent, compared with 15.8 percent in 2019. The company’s adjusted effective tax rate for first-quarter 2020 was 12.4 percent, compared with 16 percent in 2019. The increase in the effective tax rate compared to 2019 is primarily due to the unfavorable tax impact related to the goodwill and indefinite-lived trade name impairment charges. The decrease in adjusted effective tax rate is related to the favorable benefit of excess share-based compensation deductions.

Cash Flow and Liquidity
Year-to-date 2020 available cash flow was $19 million, an increase of $43.9 million versus the prior year. The year-over-year increase in available cash flow is due to higher net earnings (excluding non-cash impairment charges), improvements in net working capital and slightly lower capital expenditures.

The company ended first-quarter 2020 with cash and cash equivalents of $245.3 million, as well as total debt of $1,431.4 million.

Share Repurchase
During first-quarter 2020, the company repurchased approximately 0.9 million shares for approximately $94.1 million under previously authorized share-repurchase programs.

2020 Outlook
The company previously withdrew its 2020 outlook for revenue and EPS due to the uncertainty surrounding the COVID-19 pandemic, as well as its impact on demand and the supply chain.

“During this time of uncertainty, we remain deeply committed to do what’s right for our employees, customers and the communities where we operate, as well as our business health and essential critical infrastructure. We expect the COVID-19 pandemic will cause near-term negative financial impacts to revenue, income and cash flow for our business, which is why we are taking proactive measures – such as reductions in discretionary spending, eliminating non-essential investment spend, implementing a hiring freeze and temporarily suspending share repurchases – to help mitigate those impacts. We will continue to assess the global market landscape during these volatile times and will provide an outlook when we have more visibility,” Petratis added.

Conference Call Information
On Thursday, April 23, 2020, David D. Petratis, chairman, president and CEO, and Patrick Shannon, senior vice president and chief financial officer, will conduct a conference call for analysts and investors, beginning at 8 a.m. ET, to review the company's results.

A real-time, listen-only webcast of the conference call will be broadcast live online. Individuals wishing to listen may access the call through the company's website at https://investor.allegion.com.

About Allegion
Allegion (NYSE: ALLE) is a global pioneer in seamless access, with leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion secures people and assets with a range of solutions for homes, businesses, schools and other institutions. Allegion had $2.9 billion in revenue in 2019, and sells products in almost 130 countries.
For more, visit www.allegion.com.

Non-GAAP Measures
This news release also includes adjusted non-GAAP financial information which should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. The company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis, and adjusted EBITDA and adjusted EBITDA margin (both non-GAAP measures). The company presents these non-GAAP measures because management believes they provide useful perspective of the company’s underlying business results, trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures. Further information about the adjusted non-GAAP financial tables is attached to this news release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential impacts of the global COVID-19 pandemic and the Company's 2020 financial performance, the company’s business plans and strategy, the company’s growth strategy, the company’s capital allocation strategy, the company’s tax planning strategies, and the performance of the markets in which the company operates. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, dividends, share purchases, or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including those relating to any statements concerning expected development, performance, or market share relating to our products and services; any statements regarding future economic conditions or our performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on the company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond the company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended Dec. 31, 2019, Form 10-Q for the quarter ended March 31, 2020, and in its other SEC filings. The company undertakes no obligation to update these forward-looking statements.

ALLEGION PLC
Condensed and Consolidated Income Statements
(In millions, except per share data)

UNAUDITED

	Three months ended March 31,
	2020	2019

Net revenues	$674.7	$655.0
Cost of goods sold	381.6	378.1
Gross profit	293.1	276.9

Selling and administrative expenses	167.9	168.9
Impairment of goodwill and indefinite-lived trade names	96.3	—
Operating income	28.9	108.0

Interest expense	12.9	13.7
Other expense (income), net	4.0	(1.1)
Earnings before income taxes	12.0	95.4

Provision for income taxes	11.5	15.1
Net earnings	0.5	80.3

Less: Net earnings attributable to noncontrolling interests	0.1	0.1

Net earnings attributable to Allegion plc	$0.4	$80.2

Basic earnings per ordinary share
attributable to Allegion plc shareholders:	$—	$0.85

Diluted earnings per ordinary share
attributable to Allegion plc shareholders:	$—	$0.84

Shares outstanding - basic	92.7	94.5
Shares outstanding - diluted	93.3	95.1

ALLEGION PLC
Condensed and Consolidated Balance Sheets
(In millions)

UNAUDITED

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$245.3	$355.3
Restricted cash	3.4	3.4
Accounts and notes receivables, net	343.1	329.8
Inventories	275.5	269.9
Other current assets	54.7	43.4
Total current assets	922.0	1,001.8
Property, plant and equipment, net	289.2	291.4
Goodwill	773.0	873.3
Intangible assets, net	485.3	510.9
Other noncurrent assets	288.2	289.8
Total assets	$2,757.7	$2,967.2

LIABILITIES AND EQUITY
Accounts payable	$198.7	$221.0
Accrued expenses and other current liabilities	254.6	285.9
Short-term borrowings and current maturities of long-term debt	3.4	0.1
Total current liabilities	456.7	507.0
Long-term debt	1,428.0	1,427.6
Other noncurrent liabilities	259.2	272.2
Equity	613.8	760.4
Total liabilities and equity	$2,757.7	$2,967.2

ALLEGION PLC
Condensed and Consolidated Statement of Cash Flows
(In millions)

UNAUDITED

	Three months ended March 31,
	2020	2019
Operating Activities
Net earnings	$0.5	$80.3
Depreciation and amortization	19.8	20.7
Impairment of goodwill and indefinite-lived trade names	96.3	—
Changes in assets and liabilities and other non-cash items	(85.8)	(113.6)
Net cash provided by (used in) operating activities	30.8	(12.6)

Investing Activities
Capital expenditures	(11.8)	(12.3)
Acquisition of and equity investments in businesses, net of cash acquired	—	(4.6)
Other investing activities, net	(7.0)	(0.8)
Net cash used in investing activities	(18.8)	(17.7)

Financing Activities
Debt proceeds (repayments), net	3.2	(9.0)
Dividends paid to ordinary shareholders	(29.0)	(25.2)
Repurchase of ordinary shares	(94.1)	(63.8)
Other financing activities, net	3.1	(1.2)
Net cash used in financing activities	(116.8)	(99.2)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5.2)	(0.5)
Net decrease in cash, cash equivalents and restricted cash	(110.0)	(130.0)
Cash, cash equivalents and restricted cash - beginning of period	358.7	290.6
Cash, cash equivalents and restricted cash - end of period	$248.7	$160.6

SUPPLEMENTAL SCHEDULES

ALLEGION PLC	SCHEDULE 1

SELECTED OPERATING SEGMENT INFORMATION
(In millions)

	Three months ended March 31,
	2020	2019
Net revenues
Americas	$512.1	$475.3
EMEIA	129.9	142.9
Asia Pacific	32.7	36.8
Total net revenues	$674.7	$655.0

Operating income (loss)
Americas	$146.6	$120.9
EMEIA	1.1	10.8
Asia Pacific	(97.9)	(1.5)
Corporate unallocated	(20.9)	(22.2)
Total operating income	$28.9	$108.0

ALLEGION PLC	SCHEDULE 2

The Company presents operating income, operating margin, net earnings and diluted earnings per share (EPS) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, revenue growth on a U.S. GAAP basis and organic revenue growth on a non-GAAP basis, and adjusted EBITDA and adjusted EBITDA margin (both non-GAAP measures). The Company presents these non-GAAP measures because management believes they provide useful perspective of the Company’s underlying business results and trends and a more comparable measure of period-over-period results. These measures are also used to evaluate senior management and are a factor in determining at-risk compensation. Investors should not consider non-GAAP measures as alternatives to the related U.S. GAAP measures.

The Company defines the presented non-GAAP measures as follows:
•Adjustments to operating income, operating margin, net earnings, EPS and EBITDA include items such as goodwill, indefinite-lived trade name, and other asset impairment charges, restructuring charges, acquisition and integration costs, debt refinancing costs and charges related to the divestiture of businesses;
•Organic revenue growth is defined as U.S. GAAP revenue growth excluding the impact of divestitures, acquisitions and currency effects; and
•Available cash flow is defined as U.S. GAAP net cash from operating activities less capital expenditures.

These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.

RECONCILIATION OF GAAP TO NON-GAAP NET EARNINGS

(In millions, except per share data)

	Three months ended March 31, 2020				Three months ended March 31, 2019
	Reported	Adjustments		Adjusted (non-GAAP)	Reported	Adjustments		Adjusted (non-GAAP)
Net revenues	$674.7	$—		$674.7	$655.0	$—		$655.0

Operating income	28.9	99.3	(1)	128.2	108.0	4.1	(1)	112.1
Operating margin	4.3%			19.0%	16.5%			17.1%

Earnings before income taxes	12.0	99.3	(2)	111.3	95.4	4.1	(2)	99.5
Provision for income taxes	11.5	2.3	(3)	13.8	15.1	0.8	(3)	15.9
Effective income tax rate	95.8%			12.4%	15.8%			16.0%
Net earnings	0.5	97.0		97.5	80.3	3.3		83.6

Non-controlling interests	0.1	—		0.1	0.1	—		0.1

Net earnings attributable to Allegion plc	$0.4	$97.0		$97.4	$80.2	$3.3		$83.5

Diluted earnings per ordinary share attributable to
Allegion plc shareholders:	$—	$1.04		$1.04	$0.84	$0.04		$0.88

(1)Adjustments to operating income for the three months ended March 31, 2020, consist primarily of $96.3 million of goodwill and indefinite-lived trade name impairment charges, as well as $3.0 million of restructuring charges and acquisition and integration expenses. Adjustments to operating income for the three months ended March 31, 2019, consist of $4.1 million of restructuring charges and acquisition and integration expenses.
(2)Adjustments to earnings before income taxes for the three months ended March 31, 2020 and 2019, consist of the adjustments to operating income discussed above.
(3)Adjustments to the provision for income taxes for the three months ended March 31, 2020 and 2019, consist of $2.3 million and $0.8 million, respectively, of tax expense related to the excluded items discussed above.

ALLEGION PLC	SCHEDULE 3

RECONCILIATION OF GAAP TO NON-GAAP REVENUE AND OPERATING INCOME BY REGION
(In millions)

	Three months ended March 31, 2020		Three months ended March 31, 2019
	As Reported	Margin	As Reported	Margin
Americas
Net revenues (GAAP)	$512.1		$475.3

Operating income (GAAP)	$146.6	28.6%	$120.9	25.4%
Restructuring charges	—	—%	1.8	0.4%
Acquisition and integration costs	—	—%	0.4	0.1%
Adjusted operating income	146.6	28.6%	123.1	25.9%
Depreciation and amortization	8.5	1.7%	9.1	1.9%
Adjusted EBITDA	$155.1	30.3%	$132.2	27.8%

EMEIA
Net revenues (GAAP)	$129.9		$142.9

Operating income (GAAP)	$1.1	0.8%	$10.8	7.6%
Restructuring charges	0.7	0.5%	0.8	0.5%
Acquisition and integration costs	—	—%	0.1	0.1%
Impairment of indefinite-lived trade name	1.5	1.2%	—	—%
Adjusted operating income	3.3	2.5%	11.7	8.2%
Depreciation and amortization	8.1	6.3%	8.3	5.8%
Adjusted EBITDA	$11.4	8.8%	$20.0	14.0%

Asia Pacific
Net revenues (GAAP)	$32.7		$36.8

Operating loss (GAAP)	$(97.9)	(299.4)%	$(1.5)	(4.1)%
Restructuring charges	1.5	4.6%	0.5	1.4%
Acquisition and integration costs	—	—%	0.3	0.8%
Impairment of goodwill and indefinite-lived trade names	94.8	289.9%	—	—%
Adjusted operating loss	(1.6)	(4.9)%	(0.7)	(1.9)%
Depreciation and amortization	1.2	3.7%	1.2	3.3%
Adjusted EBITDA	$(0.4)	(1.2)%	$0.5	1.4%

Corporate
Operating loss (GAAP)	$(20.9)		$(22.2)
Acquisition and integration costs	0.8		0.2
Adjusted operating loss	(20.1)		(22.0)
Depreciation and amortization	1.1		1.1
Adjusted EBITDA	$(19.0)		$(20.9)

Total
Net revenues	$674.7		$655.0

Adjusted operating income	128.2	19.0%	112.1	17.1%
Depreciation and amortization	18.9	2.8%	19.7	3.0%
Adjusted EBITDA	$147.1	21.8%	$131.8	20.1%

ALLEGION PLC	SCHEDULE 4

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO AVAILABLE CASH FLOW AND NET EARNINGS TO ADJUSTED EBITDA

(In millions)

	Three months ended March 31,
	2020	2019
Net cash provided by (used in) operating activities	$30.8	$(12.6)
Capital expenditures	(11.8)	(12.3)
Available cash flow	$19.0	$(24.9)

	Three months ended March 31,
	2020	2019
Net earnings (GAAP)	$0.5	$80.3
Provision for income taxes	11.5	15.1
Interest expense	12.9	13.7
Depreciation and amortization	18.9	19.7
EBITDA	43.8	128.8

Other expense (income), net	4.0	(1.1)
Impairment of goodwill and indefinite-lived trade names	96.3	—
Acquisition and integration costs and restructuring charges	3.0	4.1
Adjusted EBITDA	$147.1	$131.8

ALLEGION PLC	SCHEDULE 5

RECONCILIATION OF GAAP REVENUE GROWTH TO NON-GAAP ORGANIC REVENUE GROWTH BY REGION

	Three months ended March 31,
	2020	2019
Americas
Revenue growth (GAAP)	7.7%	8.2%
Acquisitions and divestitures	0.4%	(0.9)%
Currency translation effects	0.1%	0.3%
Organic growth (non-GAAP)	8.2%	7.6%

EMEIA
Revenue growth (GAAP)	(9.1)%	(4.9)%
Acquisitions and divestitures	0.4%	(0.9)%
Currency translation effects	2.5%	7.5%
Organic growth (non-GAAP)	(6.2)%	1.7%

Asia Pacific
Revenue growth (GAAP)	(11.1)%	55.3%
Acquisitions	—%	(63.2)%
Currency translation effects	6.2%	5.7%
Organic growth (non-GAAP)	(4.9)%	(2.2)%

Total
Revenue growth (GAAP)	3.0%	6.8%
Acquisitions and divestitures	0.4%	(3.3)%
Currency translation effects	0.9%	2.3%
Organic growth (non-GAAP)	4.3%	5.8%